                                EXHIBIT 99.1
LendingClub Announces Two New Board Directors

Faiz Ahmad, Former CEO Direct to Consumer at Optum and Kathryn Reimann, Former Chief Compliance Officer at CitiBank Bring Decades of Consumer and Financial Services Experience to the Board

San Francisco, CA – August 2, 2022 – LendingClub Corporation (NYSE: LC), the parent company of LendingClub Bank, America's leading digital marketplace bank, today announced that Faiz Ahmad and Kathryn Reimann will join as the newest members of its Board of Directors, effective August 15, 2022. LendingClub also announced today that Patricia McCord has decided that, after almost five years on the Board of Directors, she will resign effective September 30, 2022.

"We are thrilled to welcome two new board members with a wealth of experience in both consumer and financial services as we evolve our business and brand in this next phase of growth. Faiz’ experience in transforming the consumer experience for large brands coupled with Kathryn’s deep expertise in legal and compliance risk management across the financial services sector will help support our growth as a leading digital marketplace bank,” said Scott Sanborn, CEO of LendingClub. “With Patty wrapping up her tenure with the board, I’d like to thank her personally and on behalf of the company for her support as we transformed the business from a loan marketplace to a powerhouse digital bank at scale. I’m grateful for her counsel and wish her well on her future endeavors.”

Mr. Ahmad has more than two decades of expertise in leveraging technology to transform the customer experience for large consumer brands. He was CEO, Direct to Consumer at Optum, a subsidiary of United Health Group, and has also held leadership positions at Apple and Delta Airlines. He will serve on the Board’s Compensation Committee, Nominating and Corporate Governance Committee, and Operational Risk Committee.

“LendingClub has the best of both worlds – a bank and a fintech – and it’s creating an incredibly powerful digital marketplace bank that prioritizes the customer,” said Faiz Ahmad. “That is rare within financial services and it’s what intrigued me about the company. I’m excited to apply my expertise with large consumer brands to advise LendingClub as it finds even more ways to generate unique lifetime value for its members.”

Ms. Reimann spent more than two decades as a Chief Compliance Officer, most recently at Citibank, NA and before that, at American Express, and has advised other financial services and fintech companies on compliance risk management, bank regulatory and governance issues. Currently, she is an Adjunct Professor and Senior Fellow in the Program on Corporate Compliance & Enforcement at New York University School of Law, a regulatory advisor to Hummingbird Regtech and a Senior Advisor at Oliver Wyman. She will serve on the Board’s Audit Committee, Credit Risk and Finance Committee and Operational Risk Committee.

“I was drawn to LendingClub as an institution not only driven by meeting the needs of its customers but also its commitment to innovating across every aspect of its business, including its control structure, to compete with both banks and fintechs at scale,” said Kathryn Reimann. “I am excited to be able to apply my experience in service of their vision of a new era in responsible banking.”

About LendingClub
LendingClub Corporation (NYSE: LC) is the parent company of LendingClub Bank, National Association, Member FDIC. LendingClub Bank is the leading digital marketplace bank in the U.S., where members can access a broad range of financial products and services designed to help them pay less when borrowing and earn more when saving. Based on more than 150 billion cells of data and over $75 billion in loans, our advanced credit decisioning and machine-learning models are used across the customer lifecycle to expand seamless access to credit for our members, while generating compelling risk-adjusted returns for our loan investors. Since 2007, more than 4 million members have joined the Club to help reach their financial goals. For more information about LendingClub, visit https://www.lendingclub.com.

CONTACT:
For Investors: IR@lendingclub.com
Media Contact: Press@lendingclub.com

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